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                               PMC CAPITAL, INC.

                8.60% SENIOR PROMISSORY NOTE DUE APRIL 19, 2003

$1,000,000                                                      ATLANTA, GEORGIA
                                                                  APRIL 19, 2003
                                                                        NO.  R-1

    FOR VALUE RECEIVED, the undersigned, PMC CAPITAL, INC. (herein so called the "Company"), a corporation organized and existing under the laws of the State of Florida, hereby promises to pay to SECURITY LIFE OF DENVER INSURANCE COMPANY, or registered assigns, the principal sum of ONE MILLION DOLLARS ($1,000,000) on April 19, 2003, with interest (computed on the basis of a 360-day year-30-day month) (a) on the unpaid balance thereof at the rate of 8.60% per annum from the date hereof, payable quarterly on the last day (or if not a Business Day, the immediately prior Business Day) of April, July, October and January in each year, commencing with the April, July October or January next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on any overdue payment (including any overdue prepayment) of principal, and, to the extent permitted by applicable law, any overdue payment of premium and any overdue payment of interest, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 9.60% or (ii) the rate of interest publicly announced by Wachovia Bank of Georgia, N.A., from time to time in Atlanta, Georgia as its Prime Rate, such Prime Rate to change for purposes of this Note when and as changes therein are made by such bank, provided that in no event shall such rate at any time be greater than the maximum rate permitted by applicable law. "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in either New York, New York, or Atlanta, Georgia, are required or authorized to be closed.

    Payments of principal, premium, if any, and interest are to be made at the main office of Wachovia Bank of Georgia, N.A., in Atlanta, Georgia, or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.

    This Note is one of a series of Senior Promissory Notes (herein called the "Notes") issued pursuant to separate, identical Note Agreements, dated as of April 19, 1995 (herein called the "Agreements"), between the Company and the respective original purchasers of the Notes named in the Purchaser Schedule attached thereto and is entitled to the benefits thereof. As provided in the Agreements, this Note is subject to prepayment, in whole or from time to time in part, in certain cases without premium and in other cases with a premium as specified in the Agreements. The company agrees to make prepayments of principal on the dates and in the amounts specified in the Agreements.

    This Note is a registered Note and, as provided in the Agreements, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of , the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

    In case an Event of Default, as defined in the Agreement, shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreements.


Exhibit 4.30
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    This Note is executed and delivered in and is intended to be performed in the State of Georgia and shall be construed and enforced in accordance with, and the rights of the holder hereunder shall be governed by, the law of such State without giving effect to principles of conflicts of law. Time is of the essence of this Note.

    If this Note is collected by or through an attorney-at-law, all costs of collection, including reasonable attorney's fees, shall be paid by the Company.

    It is expressly stipulated and agreed to be the intent of the Company and the holder hereof at times to comply with the applicable laws governing the maximum rate or amount of interest payable on or in connection with the Agreement, this Note and the indebtedness evidenced thereby (including applicable United States federal law to the extent that it permits the Company to contract for, charge take, reserve or receive a greater amount of interest than under applicable state laws). If the applicable law is ever judicially interpreted so as to render usurious any amount called for under the Agreement or this Note, or contracted for, charged, taken reserved or received with respect to the indebtedness evidenced hereby, or if acceleration of the maturity of this Note or if any prepayment by the Company results in the Company having paid any interest in excess of that permitted by applicable law, then it is the express intent of the Company and the holder hereof that all excess amounts shall be canceled automatically, and, if previously paid, such excess amounts shall be applied to the reduction of the principal amount owing under the Notes and this Agreement or on account of any other indebtedness of the Company to you, and not to the payment of interest, or if such excess amounts exceed the unpaid balance of principal of such indebtedness, such excess amounts shall be refunded to the Company, and the provisions of the Agreement and this Note immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder. The right to accelerate maturity of this Note does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and the holder hereof does not intend to collect any unearned interest in the event of acceleration. All sums paid or agreed to be paid to the holder hereof for the use, forbearance or detention of the indebtedness evidenced hereby shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the rate or amount of interest on account of such indebtedness does not exceed the applicable usury ceiling. As used herein, "MAXIMUM RATE" shall mean the maximum nonusurious rate of interest which may be lawfully contracted for, charged, taken, reserved or received by the holder hereof from the Company in connection with the indebtedness evidenced hereby under applicable law.

    Except for any notice required by the Agreement, the Company expressly waives notice (including without limitation, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of nonpayment, and notice of protest), demand, presentment for payment, protest, bringing of suit, and diligence in taking any action to collect amount owing hereunder or in providing against any of the rights and properties securing payment hereof.

    This Note is executed under seal.

                                       PMC CAPITAL, INC.

(CORPORATE SEAL)                       By: /s/ Lance B.  Rosemore
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                                       Name:   Lance B.  Rosemore
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                                       Title:     President
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